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FOR IMMEDIATE RELEASE                     Investor Contact: Michelle Wieber
                                                            Network Associates
                                                            (408) 346-3152

                                          Media Contact:    Jennifer Keavney
                                                            Network Associates
                                                            (408) 346-3278


                       NETWORK ASSOCIATES, INC. ANNOUNCES
                OFFERING OF CONVERTIBLE SUBORDINATED DEBENTURES

SANTA CLARA, Calif., February 10, 1998--Network Associates, Inc. (Nasdaq: NETA), formed by the merger of McAfee Associates and Network General, announced today that it intends, subject to market and other conditions, to raise up to approximately $300 million (excluding the proceeds of an over allotment option, if any) through a private offering of zero coupon convertible subordinated debentures to qualified institutional buyers. The Company stated that it intends to use the net proceeds of the offering, together with its existing year-end cash balances and short term investments of approximately $350 million, to provide greater financial flexibility in connection with future business opportunities, and for working capital and general corporate purposes. No other terms were disclosed.

     The offered securities will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons absent registration under the Securities Act and applicable state securities law or available exemptions from such registration requirements. Accordingly, the securities will be offered and sold in the United States solely to qualified institutional buyers as defined in Rule 144A under the Securities Act. Sale of the debentures is subject to market and other conditions, and there can be no assurance that debentures will be sold or that the net proceeds of any sale will not be lower than anticipated.

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